EXHIBIT 99.1

Press Release	Source: Universal Communication Systems, Inc.

Universal Communication Systems, Inc. Announces Greatly Improved Financial Position at June 30, 2006 and Reports a 103% Increase in Sales for Past 9 Months Performance Results

Monday September 11, 1:13 am ET

MIAMI BEACH, FL--(MARKET WIRE)--Sep 11, 2006 -- Universal Communication Systems, Inc. (OTC BB:UCSY.OB - News) (Berlin:UVC.BE - News) (XETRA:UVC.DE - News) (Frankfurt:UVC.F - News) (Munich:UVC.MU - News) (WKN: 917633) company chairman, Michael Zwebner, announced today that the company’s financial position has substantially improved at the end of the third quarter, June 30, 2006, compared to its position at the end of the last fiscal year end, September 30, 2005. He further noted that sales have increased 103% for the nine months ended June 30, 2006 compared to the same period in 2005.

Total current assets increased $579,576, from $1,187,366 at September 30, 2005 to $1,766,942 at June 30, 2006. Total current liabilities decreased $1,482,664, from $2,414,051 at September 30, 2005 to $931,387 at June 30, 2006. This represents an increase in working capital of $2,062,240, from a negative working capital of ($1,226,685) at September 30, 2005 to a positive $835,555 at June 30, 2006. The changes in current assets and current liabilities resulted from increased inventories, disposal and write-off of discontinued operations and lower accrued expenses.

In addition to the Company’s improvement in its working capital position, total other assets increased $324,836, from $296,989 at September 30, 2005 to $621,825 at June 30, 2006. This increase resulted from an increase in patent assets acquired in connection with the sale of the former subsidiary, Millennium Electric TOU Limited.

Net sales for the nine months ended June 30, 2005 were $991,032 compared to $488,394 for the nine months ended June 30, 2005. The increase in sales of $502,638 was primarily attributable to sales of air water systems by the company’s subsidiaries, Air Water Corporation, Atmospheric Water Technologies, Inc. and Solar Style, Inc., the Company’s wholly owned subsidiary which sells a wide range of consumer electronic solar chargers and solar powered products.

Mr. Zwebner stated, “The financial figures speak for themselves, but most importantly, we now all feel very upbeat and confident about our immediate and longer term future, with most of our R&D expenditures over, our new products now in the marketplace, and a fast growing global interest in our entire range of products. The company anticipates substantial sales growth in the fourth quarter of the current fiscal year ending September 30, 2006, when settlement of consigned goods are expected to be converted to actual sales. In addition, the company’s international sales efforts are finally taking off, with new sales agents and distributors in many new overseas territories being appointed. All these unending efforts and sales and marketing activities, are translating to good solid sales performances, with profitable margins.”

New Air Water Fridges & Freezers - Products Launched.

The company this week launched its new range of Water Making Fridges and Freezers. The event was hosted near Shanghai, China, and was attended by more than 100 people, many of them existing Air Water dealers and distributors from all over the world. The company is now securing its first orders and shipments to send these new unique products worldwide.

The Company anticipates that the sales for the fiscal year ending September 30, 2007 will approach and or exceed the original corporate business plans which projected $7 million in sales on a consolidated basis, along with improving gross margins and net operating results.

About Universal Communication Systems, Inc.

For more information please visit the company’s website at: www.ucsy.com

About AirWater Corporation

For more information please visit AirWater Corporation’s website at: www.airwatercorp.com

About Solar Style Inc.

For more information please visit Solar Style Inc.’s website at: www.solarstyle.com

Safe Harbor Statement

Caution Concerning Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors. More detailed information about these factors may be found in filings by Universal Communication Systems, Inc. with the Securities and Exchange Commission, including their most recent annual reports on Form 10-KSB and quarterly reports on Form 10-QSB. Universal Communication Systems, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter their forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Contact:

Universal Communication Systems, Inc. - Miami Beach

Rolando Sablon

305-672-6344

Company web address: http://www.ucsy.com